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                                                                    Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form F-3) and related Prospectus of Solarfun Power Holdings Co., Ltd. for the registration of convertible senior notes and the American Depositary Shares, issuable upon conversion of the notes, and to the incorporation by reference therein of our reports dated June 27, 2008, with respect to the consolidated financial statements of Solarfun Power Holdings Co., Ltd. and the effectiveness of internal control over financial reporting of Solarfun Power Holdings Co., Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.





/s/ Ernst & Young Hua Ming

Shanghai, People's Republic of China
June 27, 2008